Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FOURTH QUARTER AND 2005 RESULTS

AND QUARTERLY DIVIDEND

Fourth Quarter Diluted Earnings Per Share of $0.19

Full-Year Diluted Earnings Per Share of $1.26

Alpharetta, GA, January 26, 2006.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2005		2004
	Fourth Quarter	YTD	Fourth Quarter	YTD
Net Sales	$175.3	$669.8	$171.9	$657.5
Operating Profit	$8.3	$39.3	$14.8	$57.7
Net Income	$2.8	$19.4	$10.9	$36.4
Earnings Per Share - Diluted	$0.19	$1.26	$0.71	$2.36
Average Shares - Diluted	15.4	15.5	15.4	15.4

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that fourth quarter 2005 net income was $2.8 million compared with net income of $10.9 million in the fourth quarter of 2004, a decrease of 74 percent.  Diluted earnings per share were $0.19 compared with diluted earnings per share of $0.71 in the fourth quarter of 2004, a 73 percent decline.

For full-year 2005, the Company reported net income of $19.4 million, a decrease of 47 percent compared with net income of $36.4 million in 2004.  Diluted earnings per share for full-year 2005 were $1.26 compared with diluted earnings per share of $2.36 for full-year 2004, also a 47 percent decline.

Fourth Quarter 2005 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s financial results for the fourth quarter of 2005 were consistent with our recent earnings guidance but significantly below the prior-year level.  Compared with the prior-year quarter, the financial results reflected higher purchased energy, purchased materials,

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employee labor rates and benefits, lower paper production volumes to control inventories, unfavorable currency exchange rate impacts in Brazil, increased interest expense and a higher effective income tax rate.  These unfavorable factors were partially offset by lower nonmanufacturing expenses, somewhat higher average selling prices, increased sales volumes and lower minority interest earnings. Throughout 2005, we have been unable to pass inflationary cost increases on to customers through higher selling prices.”

Consolidated net sales were $175.3 million for the quarter compared with $171.9 million in the same period a year ago, an increase of 2 percent.  The improvement in net sales was the result of somewhat higher average selling prices, primarily related to the mix of products sold, that improved net sales by $4.5 million and increased sales volumes that contributed $2.6 million to net sales.  Changes in currency exchange rates had an unfavorable $3.7 million impact on the net sales comparison as the unfavorable effects of a weaker euro compared with the U.S. dollar more than offset the impacts of the stronger Brazilian real.

Total sales volumes increased by 5 percent for the quarter compared with the fourth quarter of 2004.  Excluding sales of the recently acquired Philippines operation, sales volumes increased by 3 percent.  Sales volumes for the Brazilian business improved by 30 percent, attributable to increased sales of tobacco-related and commercial and industrial papers.  Sales volumes for the French segment increased by 2 percent, with increased sales of both reconstituted tobacco leaf products and tobacco-related papers.  Sales volumes in the United States decreased by 3 percent, with lower sales of commercial and industrial papers.

Operating profit was $8.3 million for the quarter, a decrease of $6.5 million, or 44 percent, from the $14.8 million operating profit for the fourth quarter of 2004.

Inflationary cost increases unfavorably impacted operating results by $10.1 million in the quarter.  Purchased energy costs increased by $5.8 million compared with the fourth quarter of 2004, with higher costs experienced in all business units, related to natural gas, fuel oil and electricity.  Inflationary increases for purchased materials other than wood pulp had an unfavorable impact on the operating results of $3.2 million, driven largely by increased chemical costs.  Higher labor rates increased manufacturing expenses by $0.6 million during the quarter.  Changes in per ton wood pulp costs increased the Company’s operating expenses by $0.5 million compared with the prior-year quarter.  The average per ton list price of northern bleached softwood kraft pulp in the United States was $640 per metric ton in the fourth quarter of 2005 compared with $630 per metric ton in the fourth quarter of 2004.

Reduced paper machine operating schedules, primarily to lower inventory levels, increased operating expenses during the quarter by $2.1 million compared with the prior-year quarter, with this unfavorable impact largely in the French and Brazilian operations.

Operating profit for the French segment totaled $10.6 million in the quarter, $6.5 million less than in the fourth quarter of 2004. Inflationary cost increases accounted for $5.3 million of the operating profit decline, with increased purchased energy, purchased materials and labor expenses.  The operating results were also unfavorably impacted by lower paper production volumes and lower average selling prices.  These unfavorable factors were partially offset by lower nonmanufacturing expenses and positive exchange rate impacts related to a weaker euro versus the U.S. dollar.

The U.S. business unit had a $1.1 million operating loss during the quarter, $0.2 million worse than the prior-year quarter.  The benefits of higher average selling prices, lower research

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expense, increased paper production volumes and lack of paper machine start-up costs were more than offset by increased purchased energy, purchased materials, employee benefits and labor rates and costs associated with the fourth quarter 2005 shutdown of the cigarette paper booklets operation.  Inflationary cost increases had an unfavorable $3.9 million impact in the quarter.  During the fourth quarter of 2004, start-up costs totaling $1.1 million were incurred related to the operation of rebuilt paper machines at the Spotswood, New Jersey and Lee, Massachusetts mills.

The Brazilian business unit had a $0.5 million operating loss in the fourth quarter of 2005, compared with $0.8 million operating profit in the prior-year quarter, a $1.3 million decline.  The stronger Brazilian real versus the U.S. dollar had an unfavorable currency impact of $1.2 million on operating profit during the quarter, while inflationary cost increases totaled $0.9 million, related to increased wood pulp and purchased energy expenses.  Paper machine downtime also had an unfavorable impact on the quarter.  These unfavorable factors were partially offset by increased sales volumes.

Nonmanufacturing expenses were $2.7 million lower than in the prior-year quarter, primarily due to decreases in general and research expenses.  The general expense decline of $2.0 million primarily reflected lower salaried employee compensation expenses.

Interest expense was $1.1 million unfavorable compared with the fourth quarter of 2004, primarily attributable to increased interest rates and a higher average level of debt outstanding during the quarter.

The effective income tax rate was 37 percent for the quarter compared with 10 percent in the fourth quarter of 2004.   The effective income tax rate in the fourth quarter of 2004 benefited from a decrease in French statutory tax rates enacted in December 2004 for years beginning in 2005 that reduced the net deferred income tax liability, the Company’s ability to utilize previously reserved foreign tax credits in the United States and the recovery of prior-year income taxes in France related to a favorable court ruling. The effective income tax rate in 2005 reflected higher than expected taxable losses in the United States and the need to provide valuation allowances against certain of the resulting U.S. income tax assets.

Minority interest in earnings of subsidiaries decreased by $1.0 million compared with the prior-year quarter.  This decrease reflected lower earnings at LTR Industries S.A. (LTRI), a French subsidiary of the Company, which has a minority owner that owns 28 percent of the shares of LTRI.

Full-Year 2005 Results

Net sales totaled $669.8 million for full-year 2005, a $12.3 million, or 2 percent, improvement compared with 2004.  Changes in currency exchange rates, primarily related to the stronger euro and Brazilian real versus the U.S. dollar, increased net sales by $7.4 million.  Increased sales volumes contributed $2.6 million to net sales and somewhat higher average selling prices improved net sales by $2.3 million.  Total sales volumes increased by 1 percent compared with the prior year.  Excluding sales of the recently acquired Philippines operation, total sales volumes were unchanged from 2004.  Sales volumes for the Brazilian business increased by 12 percent, U.S. sales volumes increased by 3 percent while sales volumes for the French segment declined by 2 percent.

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Operating profit was $39.3 million for 2005, an $18.4 million, or 32 percent, decrease from $57.7 million in 2004.  Operating profit in 2005 was unfavorably affected by the mix of products sold, lower average selling prices, unfavorable currency impacts of $3.6 million and increased purchased energy, wood pulp, purchased materials, employee benefits and labor expenses.  Inflationary cost increases unfavorably impacted operating expenses by $24.9 million during the year.  These negative factors were partially offset by improved mill operations and $6.4 million of lower nonmanufacturing expenses.  During 2004, $1.2 million of Paris, France office closure expenses were incurred in addition to $3.7 million of pre-operating and start-up costs related to rebuilt or new paper machines in the United States, Brazil and France.  Start-up costs totaling $0.8 million were incurred during 2005 related to the start-up of paper manufacturing equipment in Brazil and the United States.

Interest expense was $2.5 million higher during 2005 compared with the prior year because of increased debt levels and higher interest rates.  Other income was $1.0 million favorable in 2005 compared with 2004 primarily as a result of foreign currency gains in Brazil and a gain on the sale of property in Indonesia.

The effective income tax rate was 29 percent for 2005 compared with 22 percent for 2004.  The effective income tax rate in 2004 was favorably affected by the utilization of foreign tax credits in the United States and non-recurring tax items in France.

Minority interest in earnings of subsidiaries decreased by $1.2 million from 2004 because of decreased profitability at LTRI.

Net income for 2005 was $19.4 million, a 47 percent decrease compared with net income of $36.4 million in 2004.  Diluted earnings per share also declined by 47 percent to $1.26 compared with earnings per share of $2.36 for the prior year.

Cash Flow Items and Quarterly Dividend

Capital spending was $5.4 million during the fourth quarter of 2005 compared with $12.8 million during the prior-year quarter.  For the full year, capital spending was $18.8 million compared with $46.7 million in 2004.

During 2005, $0.8 million was spent in Brazil to complete installation of a new cigarette paper machine, with none of this capital spending occurring during the fourth quarter.  During the fourth quarter of 2004, $2.9 million of capital spending was incurred in Brazil related to the new cigarette paper machine installation.  Capital spending for this machine and for cigarette paper machine modifications in the United States totaled $13.6 million for full-year 2004.  During the fourth quarter of 2004, $0.5 million was spent related to the new reconstituted tobacco leaf production line in France, with $7.2 million spent for the full year.   The Company’s capital spending is currently expected to total approximately $20 million in 2006.

During the fourth quarter of 2005, the Company made cash pension contributions totaling $4.2 million, with pension contributions for the full year of $13.6 million.

During the fourth quarter, Schweitzer-Mauduit did not repurchase any shares of its common stock.  Future common stock repurchases will be dependent on various factors, including stock price, strategic opportunities and cash availability.

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Schweitzer-Mauduit also announced a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on March 13, 2006 to stockholders of record on February 13, 2006.

Business Comments and Outlook

Mr. Deitrich added, “Schweitzer-Mauduit’s 2005 diluted earnings per share of $1.26 were within the earnings guidance range of $1.25 to $1.30 provided in October 2005.  This level of earnings was well below the financial results obtained in 2004, reflecting more challenging market conditions.  We were unable to offset significant inflationary cost increases through improved mill operations or higher selling prices.  The financial results were also unfavorably impacted by currency exchange rate changes, higher interest expense and a higher effective income tax rate.

“Inflationary cost increases had an unfavorable impact on full-year 2005 of $24.9 million or $1.05 per share, with purchased energy accounting for roughly one-half of this amount.  The weakened dollar continued to put pressure on our operating profit, primarily in Brazil, where costs are largely tied to the local currency while selling prices are typically linked to the dollar.  The Brazilian real remained strong versus the dollar and for the full year, the unfavorable currency impact on operating profit in Brazil was $4.1 million or $0.18 per share.  The Company’s effective income tax rate was 29 percent in 2005 compared with 22 percent in 2004.  The prior-year effective income tax rate benefited from utilization of foreign tax credits in the United States and other non-recurring tax items in France. The higher effective income tax rate had a negative impact of $0.16 per share compared with the prior year.  Interest expense was also an unfavorable factor during 2005, increasing by $2.5 million, or $0.11 per share.

“Cost pressures are expected to continue in 2006, reflected in higher purchased energy, purchased materials, labor and employee benefit expenses.  A portion of these cost increases will be offset through cost reduction efforts in our operations and through somewhat higher selling prices.  The weakened dollar is expected to continue to put pressure on our profitability in Brazil, similar to 2005.  The Company’s effective income tax rate is expected to be 27 to 29 percent in 2006, approximately at the 2005 level.  Interest expense is expected to be marginally higher in 2006 than in 2005, reflecting higher average interest rates.

“In addition, continued weakness is expected in Schweitzer-Mauduit’s sales of conventional tobacco-related papers in our French and U.S. operations.  This anticipated weakness in both sales volumes and selling prices is the result of reduced cigarette consumption, in part due to increased taxes, and a surplus of cigarette paper manufacturing capacity as a result of capacity additions by European competitors in 2003 and 2004.  As a result of this market weakness, we will continue to incur paper machine downtime in each of our business segments. The weakness in tobacco-related paper sales is expected to be partially offset by increased sales of reconstituted tobacco leaf products.

“Sales of cigarette papers for lower ignition propensity cigarettes are expected to contribute positively to operating results in 2006, as momentum continues to build for these products.  Canada implemented a requirement for lower cigarette ignition propensity properties for all cigarettes manufactured or imported into Canada on or after October 1, 2005.  Accordingly, a full year of sales of these products in Canada is expected during 2006.  In addition, the State of California enacted legislation that requires lower ignition propensity cigarettes for all cigarettes sold in California beginning in January 2007.  We expect to begin supporting the California requirements during the fourth quarter of this year.

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“During 2006, we will continue to upgrade, expand and integrate the operations that we acquired during the past two years in the Philippines and Indonesia.  We will also embark upon the construction of our tobacco-related papers joint venture mill in China.  Governmental approval for the Chinese joint venture was obtained in late 2005 and we are in the process of finalizing project financing and obtaining various governmental permits.  The mill is expected to begin operations in early 2008.

“With the current market conditions and inflationary cost increases, it is difficult to project how successful we will be in improving our operating margins during 2006.  We are pursuing selling price increases and opportunities for increased sales volumes.  We are evaluating how to operate our production facilities more effectively with reduced tobacco-related papers volume, while lowering the manufacturing cost of cigarette paper for lower ignition propensity cigarettes.  We are also controlling nonmanufacturing and operating expenses to partially offset the inflationary cost increases.  Our capital spending is being managed at a reduced level, with an emphasis on projects that will most immediately contribute to improved earnings.  In the current environment, it is likely that earnings per share in 2006 will be in the same range as in 2005.  This will be dependent upon our ability to maintain operating profit margins.  Better visibility is expected as we proceed through 2006 and updated earnings guidance will be provided when the first quarter 2006 financial results are released in April.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review fourth quarter 2005 results with investors and analysts at 10:30 a.m. eastern time on Thursday, January 26, 2006.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses,

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decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently the total cost of these items has increased significantly and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2005, 49 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and lower ignition propensity cigarette papers.  A significant change in the sales volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  In recent years, governmental entities around the world, particularly in the United States, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2004.

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2005	2004	Change

Net Sales	$175.3	$171.9	+2.0%
Cost of products sold	152.7	140.1	+9.0
Gross Profit	22.6	31.8	-28.9

Selling expense	6.6	6.8	-2.9
Research expense	2.0	2.5	-20.0
General expense	5.7	7.7	-26.0
Total nonmanufacturing expenses	14.3	17.0	-15.9

Operating Profit	8.3	14.8	-43.9
Interest expense	1.7	0.6	N.M.
Other income, net	0.4	0.8	-50.0
Income Before Income Taxes and Minority Interest	7.0	15.0	-53.3
Provision for income taxes	2.6	1.5	+73.3
Income Before Minority Interest	4.4	13.5	-67.4
Minority interest in earnings of subsidiaries	1.6	2.6	-38.5
Net Income	$2.8	$10.9	-74.3%

Net Income Per Share:
Basic	$0.18	$0.74	-75.7%

Diluted	$0.19	$0.71	-73.2%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,243,100	14,815,600

Diluted, including Common Share Equivalents	15,405,900	15,407,600

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2005	2004	Change

Net Sales	$669.8	$657.5	+1.9%
Cost of products sold	572.5	535.4	+6.9
Gross Profit	97.3	122.1	-20.3

Selling expense	24.4	27.1	-10.0
Research expense	9.0	9.3	-3.2
General expense	24.6	28.0	-12.1
Total nonmanufacturing expenses	58.0	64.4	-9.9

Operating Profit	39.3	57.7	-31.9
Interest expense	6.2	3.7	+67.6
Other income, net	2.5	1.5	+66.7
Income Before Income Taxes and Minority Interest	35.6	55.5	-35.9
Provision for income taxes	10.4	12.1	-14.0
Income Before Minority Interest	25.2	43.4	-41.9
Minority interest in earnings of subsidiaries	5.8	7.0	-17.1
Net Income	$19.4	$36.4	-46.7%

Net Income Per Share:
Basic	$1.28	$2.45	-47.8%

Diluted	$1.26	$2.36	-46.6%

Dividends Declared Per Share	$0.60	$0.60

Average Common Shares Outstanding:
Basic	15,150,100	14,842,000

Diluted, including Common Share Equivalents	15,450,400	15,422,300

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	December 31,	December 31,
Unaudited	2005	2004

ASSETS
Cash and cash equivalents	$5.1	$4.5
Accounts receivable	99.8	97.7
Inventories	123.0	119.6
Other current assets	14.8	9.9
Net property, plant and equipment	414.0	453.2
Other noncurrent assets	34.1	32.2
Total Assets	$690.8	$717.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$30.0	$50.9
Other current liabilities	142.0	155.5
Long-term debt	83.7	63.0
Pension and other postretirement benefits	38.1	47.8
Deferred income tax liabilities	40.2	39.3
Deferred revenue	30.0	35.9
Other noncurrent liabilities	20.1	18.7
Minority interest	13.8	13.4
Stockholders’ equity	292.9	292.6
Total Liabilities and Stockholders’ Equity	$690.8	$717.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE TWELVE MONTHS ENDED DECEMBER 31,

(U.S. $IN MILLIONS)

Unaudited	2005	2004

Net income	$19.4	$36.4
Depreciation and amortization	39.5	36.5
Amortization of deferred revenue	(7.4)	(5.7)
Deferred income tax provision	1.9	2.1
Minority interest in earnings of subsidiaries	5.8	7.0
Other items	(6.5)	1.6
Net changes in operating working capital	(14.6)	(21.2)
Cash Provided by Operations	38.1	56.7

Capital spending	(18.8)	(46.7)
Capitalized software costs	(1.0)	(2.2)
Acquisitions, net of cash acquired	(11.9)	(8.4)
Other investing	(5.0)	1.0
Cash Used for Investing	(36.7)	(56.3)

Cash dividends paid to SWM stockholders	(9.1)	(8.9)
Cash dividends paid to minority owners	(3.6)	(3.8)
Purchases of treasury stock	(1.0)	(8.0)
Changes in debt	6.0	13.0
Other financing	6.9	7.9
Cash Provided by Financing	(0.8)	0.2

Effect of Exchange Rate Changes on Cash	—	0.2

Increase in Cash and Cash Equivalents	$0.6	$0.8

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term «United States» includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term «France» includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

	For the three months ended December 31,			For the twelve months ended December 31,
Net Sales	2005	2004	% Change	2005	2004	% Change

United States	$54.4	$49.3	+10.3%	$215.2	$196.5	+ 9.5%
France	107.1	113.5	-5.6	416.0	427.0	-2.6
Brazil	17.2	13.3	+29.3	60.2	50.2	+19.9
Subtotal	178.7	176.1		691.4	673.7

Intersegment sales by:
United States	—	(0.4)		(1.1)	(1.1)
France	(1.3)	(2.0)		(13.6)	(11.2)
Brazil	(2.1)	(1.8)		(6.9)	(3.9)
Consolidated	$175.3	$171.9	+2.0%	$669.8	$657.5	+1.9%

	For the three months ended December 31,			For the twelve months ended December 31,
Operating Profit	2005	2004	% Change	2005	2004	% Change

United States	$(1.1)	$(0.9)	-22.2%	$(0.7)	$0.9	N.M.	%
France	10.6	17.1	-38.0	44.6	60.1	-25.8
Brazil	(0.5)	0.8	N.M.	0.6	4.5	-86.7
Unallocated expenses	(0.7)	(2.2)		(5.2)	(7.8)
Consolidated	$8.3	$14.8	-43.9%	$39.3	$57.7	-31.9%

N.M. - Not Meaningful

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